Prospectus Supplement No. 4

Filed pursuant to Rule 424(b)(3)

Registration No. 333-281067

DIH HOLDING US, INC.

Dated March 10, 2025

To the Prospectus dated December 10, 2024

This Prospectus Supplement No. 4 updates, amends and supplements the prospectus dated December 10, 2024, as amended and supplemented by Prospectus Supplement No. 1 dated February 14, 2025, Prospectus Supplement No. 2 dated February 18, 2025 and Prospectus Supplement No. 3, dated March 3, 2025, (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-281067).

This Prospectus Supplement No. 4 is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on March 7, 2025, which is set forth below.

This Prospectus Supplement No. 4 is not complete without the Prospectus. This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 4, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement No. 4 updates or supersedes the information contained in the Prospectus. Please keep this Prospectus Supplement No. 4 with your Prospectus for future reference.

Our Common Stock and Warrants are traded on The Nasdaq Stock Market LLC under the symbols “DHAI.” and “DHAIW”, respectively. On March 7, 2025, the last reported sale price of our Common Stock was $0.3930 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K, as amended by Form 10-K/A, FOR THE YEAR ENDED MARCH 31, 2024 AS WELL AS SUBSEQUENTLY FILED FORM 10-QS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT NO. 4 IS NOT COMPLETE AND MAY CHANGE. THIS PROSPECTUS SUPPLEMENT NO. 4 IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus Supplement No. 4 is March 10, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2025

DIH HOLDING US, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41250	98-1624542
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Accord Park Drive; Suite D-1
Norwell, Massachusetts	02061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877 944-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DHAI	The Nasdaq Stock Market LLC
Warrants	DHAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 5, 2025, DIH Holding US, Inc. (the “Company”), received a letter (the “MVLS Notice”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that for the last 30 consecutive business days prior to the date of the MVLS Notice, the Company’s Minimum Value of Listed Securities (“MVLS”) was less than $50.0 million, which does not meet the requirement for continued listing on The Nasdaq Global Market, as required by Nasdaq Listing Rule 5450(b)(2)(A)) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Staff has provided the Company with 180 calendar days, or until September 1, 2025, to regain compliance with the MVLS Rule. The MVLS Notice has no immediate effect on the listing of the Company’s securities on The Nasdaq Global Market.

If the Company regains compliance with the MVLS Rule, the Staff will provide written confirmation to the Company and close the matter. To regain compliance with the MVLS Rule, the Company’s MVLS must meet or exceed $50.0 million for a minimum of ten consecutive business days during the 180-day compliance period ending on September 1, 2025. In the event the Company does not regain compliance with the MVLS Rule prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company will continue to monitor its MVLS and consider its available options to regain compliance with the MVLS Rule. However, there can be no assurance that the Company will be able to regain compliance with the MVLS Rule.

Item 9.01	Financial Statements and Exhibits.

104	Cover Page Interactive Data File (Formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIH HOLDING US, INC.

Date: March 7, 2025	By:	/s/ Jason Chen
Jason Chen Chief Executive Officer and Chairman